EXECUTION VERSION

VOTING AGREEMENT, dated as of August 12, 2016 (the "Agreement") between Genesee & Wyoming Inc., a Delaware corporation ("Parent"), and the Robert H. Eder Trust and the Linda Eder Trust (collectively, the "Shareholder"), and solely for purposes of Sections 2(g) and 2(h) hereof, Providence and Worcester Railroad Company, a Rhode Island corporation (the "Company").

WHEREAS, concurrently with the execution of this Agreement, Parent, Pullman Acquisition Sub Inc., a Rhode Island corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, are entering into a Merger Agreement dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of Parent;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the holder of record and beneficially owns (as defined under Rule 13d-3 of the Exchange Act) and is entitled to vote 842,742 shares of Company Common Stock and 500 shares of Company Preferred Stock (such shares of Company Common Stock and Company Preferred Stock, together with any shares of Company Common Stock and/or Company Preferred Stock (collectively, "Company Stock") acquired by the Shareholder after the date hereof being referred to herein as the "Subject Shares" of the Shareholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Shareholder agree, and the Shareholder has agreed to, enter into this Agreement and abide by the covenants and obligations with respect to the Subject Shares set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability. The Shareholder has all requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which any properties or assets of the Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Shareholder or the properties or assets of the Shareholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares. The Shareholder is as of the date hereof, and, except as a result of Transfers as permitted under Section 2(c) hereof, will be from the date hereof through the Closing Date, the record and beneficial owner of and has and, except as a result of Transfers as permitted under Section 2(c) hereof, will have good, valid and marketable title to, the Subject Shares, free and clear of any Liens. As of the date hereof, the Shareholder's Company Stock constitute all of the shares of Company Common Stock and Company Preferred Stock beneficially owned or owned of record by the Shareholder. The Shareholder has and will have at all times through the Closing Date the sole right to vote such Subject Shares (other than Subject Shares transferred as permitted under Section 2(c) hereof), and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Shareholder further represents that any proxies heretofore given in respect of the Shareholder's Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked.

(c) Absence of Litigation. There are no suits, actions or proceedings pending, or to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Reliance by Parent and Merger Sub. The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

SECTION 2. Covenants of the Shareholder. The Shareholder covenants and agrees as follows:

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment thereof or postponement thereof, to seek the Company Required Vote with respect to the Merger Agreement, the Plan of Merger, the Merger or any other transactions contemplated by the Merger Agreement or any other Transaction Document (such other transactions, "Related Transactions"), the Shareholder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and the Shareholder shall vote (or cause to be voted) in person or by proxy, all of the Subject Shares of the Shareholder in favor of granting the Company Required Vote and any other action reasonably requested by Parent in furtherance thereof, provided that the terms of the Merger Agreement have not been amended to reduce the Merger Consideration payable in the Merger with respect to the Subject Shares or otherwise to materially and adversely impair the Shareholder's rights or increase the Shareholder's obligations thereunder.

(b) At any meeting of shareholders of the Company or at any adjournment or postponement thereof, the Shareholder shall vote (or cause to be voted) in person or by proxy, all of the Subject Shares of the Shareholder against, and shall not consent to (and shall cause the Subject Shares of the Shareholder not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger agreement or merger (other than the Merger Agreement, the Plan of Merger and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Takeover Proposal and/or (iii) any amendment of the Company Articles of Incorporation or the Company Bylaws or any other action, proposal, agreement or transaction involving the Company or any Subsidiary of the Company, which amendment or other proposal, agreement or transaction could reasonably be expected to in any manner impede, frustrate, prevent, adversely affect, interfere with or nullify any provision of the Merger Agreement, the Plan of Merger or any other Transaction Document (including this Agreement), the Merger or any Related Transaction or change in any manner the voting rights of any capital stock of the Company (collectively, "Frustrating Transactions"). The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, the Shareholder (i) shall not sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person (other than pursuant to the Merger), (ii) shall not enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Subject Shares,  (iii) shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement and (iv) shall not commit or agree and has not committed or agreed to take any of the foregoing actions. Notwithstanding the foregoing, the Shareholder may make (a) Transfers of any Subject Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (b) Transfers of any Subject Shares to any other person who is, on the date hereof, a party to this Agreement, (c) Transfers of Subject Shares in connection with estate and charitable planning purposes, including transfers to beneficiaries, beneficiaries' relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (d) as Parent may otherwise agree in writing in its sole discretion.

(d) The Shareholder shall not, in his, her or its capacity as a shareholder of the Company, and the Shareholder shall not authorize or permit any investment banker, attorney or other adviser or representative on behalf of such Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential Takeover Proposal or Frustrating Transaction or the submission of any Company Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or a Takeover Proposal or Frustrating Transaction, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction, (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a Takeover Proposal, or (v) authorize or commit to do any of the foregoing.  The Shareholder promptly (and in any event within one (1) Business Day) shall advise Parent orally and in writing of any Takeover Proposal or Frustrating Transaction or inquiry made to the Shareholder with respect to or that is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction, the identity of the person making any such Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Takeover Proposal, Frustrating Transaction or inquiry.  The Shareholder shall, and the Shareholder shall direct its investment banker, attorney or other adviser or representative to, immediately cease any discussions or negotiations regarding any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction.  Notwithstanding the foregoing, nothing in this subsection (d) shall prevent or restrict the Shareholder from fulfilling the Shareholder's responsibilities as a director of the Company with respect to a Takeover Proposal as contemplated and permitted by Section 5.6 of the Merger Agreement.

(e) The Shareholder shall not, in his, her or its capacity as a shareholder of the Company, nor shall the Shareholder authorize or permit any investment banker, attorney or other adviser or representative of the Shareholder to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, any other Transaction Documents, the Merger or any Related Transactions without the prior written consent of Parent, except as may be required by applicable Law or Order.

(f) The Shareholder hereby (i) waives, and agrees not to exercise or assent to, any dissenters' rights under Part 12 in connection with the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any Related Transactions (other than any claims against Parent (or its successors) to the extent relating to or based upon any alleged breach by Parent of this Agreement).

(g) Stop Transfer. (i) In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares with respect to any Transfer not specifically permitted under Section 2(c) of this Agreement. The Company agrees that as promptly as practicable after the date of this Agreement, it shall give such stop transfer order to its transfer agent for the Subject Shares.

(ii) In the event that the Shareholder intends to undertake a Transfer of Subject Shares specifically permitted under Section 2(c) of this Agreement, the Shareholder shall provide notice thereof to the Company and Parent and shall authorize the Company to instruct its transfer agent to (A) lift the stop transfer order in order to effect such Transfer only upon certification by Parent that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement is satisfactory to Parent and (B) re-enter the stop transfer order upon completion of such Transfer.  The Company agrees that as promptly as practical after the receipt of such notice of a contemplated Transfer specifically permitted under Section 2(c) of this Agreement together with a duly executed copy of the applicable written agreement of the proposed transferee agreeing to be bound by the terms of this Agreement, and written acknowledgement from Parent of its approval of such written agreement, it shall instruct the transfer agent for the Subject Shares to (x) lift such stop transfer order with respect to the Shareholder's Subject Shares in order to effect such Transfer and (y) re-enter the stop transfer order upon completion of such Transfer; provided that the Company shall not permit such Transfer to be registered by the transfer agent or such stop transfer restrictions to be lifted if Parent has not so approved, and received a copy of, such duly executed written agreement of the proposed transferee or if the Company or Parent otherwise determines that the Transfer to be effected by the Shareholder is not permitted under Section 2(c) of this Agreement.

(h) The Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Shareholder's identity and ownership of the Subject Shares, this Agreement and the nature of such Shareholder's obligations under this Agreement.

(i) The Shareholder shall not take any action that results or is reasonably likely to result in any of its Subject Shares that are Preferred Stock being converted into Company Common Stock.

(j) The Shareholder hereby agrees to notify Parent as promptly as practicable (and in any event within one (1) Business Day) in writing of the number of any additional shares of Company Common Stock, Company Preferred Stock or other securities of the Company of which the Shareholder acquires beneficial ownership on or after the date hereof and any proposed Transfers permitted under Section 2(c) of this Agreement of the Subject Shares.

SECTION 3. Termination. (a) This Agreement shall terminate upon the earliest of (i) the termination of this Agreement by the mutual written consent of Parent and the Shareholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms.

(b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of this Agreement and (ii) Sections 2(f) and 5 of this Agreement shall survive the termination of this Agreement. In no event shall any of the representations, warranties, covenants and other agreements in this Agreement (other than the covenants and other agreements set forth in Sections 2(f) and 5), including any rights arising out of any breach of such representations, warranties, covenants and other agreements (other than the covenants and other agreements set forth in Sections 2(f) and 5), survive the Effective Time.

SECTION 4. Additional Matters. (a) The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) The Shareholder is executing this Agreement solely in its capacity as the record holder and beneficial owner of such Shareholder's shares of Company Common Stock and Company Preferred Stock, and nothing in this Agreement shall limit or otherwise restrict any officer or director of the Shareholder or any of its Affiliates from taking or not taking any action in his or her capacity as an officer of the Company or any Subsidiary of the Company or a member of the Company Board of Directors (or any committee thereof) or the board of directors of any Subsidiary of the Company (or any committee thereof), subject to the applicable provisions of the Merger Agreement or if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

SECTION 5. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of Parent and the Shareholder, and with respect to Sections 2(g) and 2(h), the Company.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been given upon receipt) if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.2 of the Merger Agreement and to the Shareholder at its address as set forth in the Company's stock records (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Shareholder. This Agreement shall become effective against the Shareholder when one or more counterparts have been executed by the Shareholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Shareholder or by the Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permissible assigns.

(i) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(j) No Ownership Interest; No Exclusive Voting Power. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

(k) Enforcement; Consent to Jurisdiction; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Rhode Island, without proof of actual damages and without any requirement to provide any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Rhode Island and to the jurisdiction of the United States District Court for the District of Rhode Island for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Rhode Island state or federal court sitting in the State of Rhode Island. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 5(k) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(l) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).

(m) Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (A) they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (B) the right of specific enforcement is an integral part of this Agreement and without that right, none of Parent, Shareholder or the Company would have entered into this Agreement. The parties agree not to raise any objections to (x) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Parent, the Shareholder or the Company, as the case may be, and (y) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent, the Shareholder or the Company pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

Genesee & Wyoming Inc.

By: /s/ Timothy J. Gallagher
Name: Timothy J. Gallagher
Title: Chief Financial Officer

[Signature Page to Voting Agreement]

Robert H. Eder Trust

By: /s/ Robert H. Eder
Name: Robert H. Eder
Title: Co-Trustee

By: /s/ Linda Eder
Name: Linda Eder
Title: Co-Trustee

Linda Eder Trust

By: /s/ Robert H. Eder
Name: Robert H. Eder
Title: Co-Trustee

By: /s/ Robert H. Eder
Name: Linda Eder
Title: Co-Trustee

[Signature Page to Voting Agreement]

Providence and Worcester Railroad Company (solely for purposes of Sections 2(g) and 2(h))

By: /s/ P. Scott Conti
Name: P. Scott Conti
Title: President

[Signature Page to Voting Agreement]